Exhibit 10.1
THIRD AMENDMENT TO LEASE

I.    PARTIES AND DATE.

This Third Amendment to Lease (“Amendment”) dated June 28, 2019, is by and between THE IRVINE COMPANY LLC a Delaware limited liability company (“Landlord”), and AXONICS MODULATION TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

II.    RECITALS.

On November 30, 2017, Landlord and Tenant entered into a lease, for space in a building located at 26 Technology Drive, Suite 15, Irvine, California (“26 Technology Premises”), which lease was amended by a First Amendment to Lease dated April 12, 2018, and by a Second Amendment to Lease dated July 11, 2018. The foregoing lease, as so amended, is herein referred to as the “Lease”.

Landlord and Tenant each desire to modify the Lease to add approximately 32,621 rentable square feet of space in a building located at 15326 Alton Parkway (“15326 Alton Building”), Irvine, California, which is more particularly described on Exhibit A-1 attached to this Amendment and herein referred to as the “15326 Alton Premises”, to extend the Lease Term as to the original Premises, to adjust the Basic Rent and to make such other modifications as are set forth in "III. MODIFICATIONS" next below.

III.    MODIFICATIONS.

A.
Premises/Building. From and after the “Commencement Date for the 15326 Alton Expansion Space”, the 26 Technology Premises together with the 15326 Alton Premises shall collectively constitute the “Premises” under the Lease, and all references to the “Building” in the Lease shall be amended to refer to the 26 Technology Building and the 15326 Alton Building, individually or collectively as the context may reasonably require.

B.	Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1.	Effective as of the Commencement Date for the 15326 Alton Premises, Item 2 shall be deleted in its entirety and substituted therefor shall be the following:

“1.    Premises: The Premises are more particularly described in Section 2.1.

Address of Buildings:    26 Technology Drive, Suite 100, Irvine, CA 92618
15326 Alton Parkway, Irvine, CA 92618

2.	Item 4 is hereby amended by adding the following:

“Estimated Commencement Date for the 15326 Alton Premises: November 1, 2019”

3.	Item 5 is hereby deleted in its entirety and the following substituted in lieu thereof:

“5. Lease Term: The term of this Lease shall expire 96 months from and after the Commencement Date for the 15326 Alton Premises, plus such additional days as may be required to cause this Lease to expire on the final day of the calendar month (“Expiration Date”).”

4.	Effective as of the Commencement Date for the 15326 Alton Premises, Item 6 shall be amended by adding the following for the 15326 Alton Premises:

Months of Term or Period for 15326 Alton Premises	Monthly Rate Per Rentable Square Foot for 15326 Alton Premises	Monthly Basic Rent for 15326 Alton Premises (rounded to the nearest dollar)
1 to 12	$2.00	$65,242.00
13 to 24	$2.10	$68,504.00
25 to 36	$2.20	$71,766.00
37 to 48	$2.30	$75,028.00
49 to 60	$2.40	$78,290.00
61 to 72	$2.50	$81,553.00
73 to 84	$2.60	$84,815.00
85 to 96	$2.70	$88,077.00

Notwithstanding the above schedule of Basic Rent to the contrary, as long as Tenant is not in Default (as defined in Section 14.1) under this Lease, Tenant shall be entitled to an abatement of one-half of the Basic Rent due in the aggregate amount of $521,936.00 (i.e. $32,621.00 per month) (the “Abated Basic Rent”) for the first 8 full calendar months of the Term for the 15326 Alton Premises(the “Abatement Period”). In the event Tenant Defaults at any time during the Term, all Abated Basic Rent shall immediately become due and payable. The payment by Tenant of the Abated Basic Rent in the event of a Default shall not limit or affect any of Landlord's other rights, pursuant to this Lease or at law or in equity. Only Basic Rent shall be abated during the Abatement Period and all other additional rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

Item 6 is hereby amended by adding the following Basic Rent schedule for the 26 Technology Premises:

Months of Term or Period for 26 Technology Premises	Monthly Rate Per Rentable Square Foot for 26 Technology Premises	Monthly Basic Rent for 26 Technology Premises (rounded to the nearest dollar)
9/1/25 to 8/31/26	$2.94	$75,111.00
9/1/26 to 8/31/27	$3.07	$78,432.00
9/1/27 to Expiration Date	$3.21	$82,009.00

5.	Effective as of the Commencement Date for the 15326 Alton Premises, Item 8 shall be deleted in its entirety and substituted therefor shall be the following:

“8. Floor Area of Premises: Approximately 58,169 rentable square feet comprised of the following:

26 Technology Premises - approximately 25,548 rentable square feet
15326 Alton Premises - approximately 32,621 rentable square feet”

6.	Item 9 is hereby deleted in its entirety and the following substituted in lieu thereof:

“9. Security Deposit: $853,969.00”

7.	Effective as of the Commencement Date for the 15326 Alton Premises, Item 11 shall be deleted in its entirety and the following shall be substituted in lieu thereof:

“11. Parking: 232 unreserved vehicle parking passes in accordance with the provisions set forth in Exhibit F to this Lease.”

C.
Commencement Date for the 15326 Alton Premises. As used herein, the “Commencement Date for the 15326 Alton Premises” shall occur on the earlier of (a) the date the 15326 Alton Premises is deemed ready for occupancy as set forth below, or (b) the date Tenant commences its business activities within the 15326 Alton Premises. Promptly following request by Landlord, the parties shall memorialize on a form provided by Landlord (the “15326 Alton Premises Commencement Memorandum”) the actual Commencement Date for the 15326 Alton Premises; should Tenant fail to execute and return the the 15326 Alton Premises Commencement Memorandum to Landlord within 5 business days (or provide specific written objections thereto within that period), then Landlord’s determination of the Commencement Date for the 15326 Alton Premises as set forth in the 15326 Alton Premises shall be conclusive. The 15326 Alton Premises shall be deemed “ready for occupancy” if and when Landlord, to the extent applicable, (i) has substantially completed all the work required to be completed by Landlord pursuant to the Work Letter attached to this Amendment as Exhibit X-2 but for minor punch list matters, and has obtained the requisite governmental approvals for Tenant’s occupancy in connection with such work, (ii) has provided reasonable access to the 15326 Alton Premises for Tenant so that the 15326 Alton Premises may be used without unreasonable interference, and (iii) has put into operation all building services required to be provided by Landlord under the Lease and essential for the use the 15326 Alton Premises by Tenant.

D.
Delay in Possession. If Landlord, for any reason whatsoever, cannot deliver possession of the 15326 Alton Premises to Tenant on or before the Estimated Commencement Date for the 15326 Alton Premises set forth in Section III.B.2 above, this Amendment shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage. However, Tenant shall not be liable for any rent for the 15326 Alton Premises until the Commencement Date for the 15326 Alton Premises occurs as provided in Section III.C above, except that if Landlord’s failure to substantially complete all work required of Landlord pursuant to Section III.C(i) above is attributable to any action or inaction by Tenant (including without limitation any Tenant Delay described in the Work Letter, if any, attached to this Amendment), then the 15326 Alton Premises shall be deemed ready for occupancy, and Landlord shall be entitled to full performance by Tenant (including the payment of rent), as of the date Landlord would have been able to substantially complete such work and deliver the 15326 Alton Premises to Tenant but for Tenant’s delay(s).

E.
Security Deposit. Concurrently with Tenant’s delivery of this Amendment, Tenant shall deliver the sum of $630,000.00 to Landlord, which sum shall be added to the Security Deposit presently being held by Landlord in accordance with Section 4.3 of the Lease. The second paragraph of Section 4.3 of the Lease is hereby deleted in its entirety and the following substituted therefor:

“Upon delivery to Landlord of reasonably satisfactory evidence of Tenant’s receipt of the final approval from the U.S. Food and Drug Administration of Tenant’s r-SNM system, Landlord shall return to Tenant a portion of the Security Deposit in the form of credits against the Basic Rent next coming due in the amount of $250,000.00. In addition, provided that no uncured “Default” has occurred at any time during the Term hereof, and provided further that Tenant has not at any time been more than 5 days late more than once with respect to any payments of Basic Rent and Operating Expenses due under the Lease during the immediately preceding 12-month period, and upon delivery of reasonably satisfactory evidence that Tenant has achieved a positive net income over the immediately preceding 12-month period, then upon the written request of Tenant, Landlord shall return to Tenant a portion of the Security Deposit in the form of credits against the Basic Rent in the amount of $125,000.00 against the Basic Rent installments due and payable on the first day of the 37th, 49th, and 61st months of the Term.”

F.
Right to Extend This Lease. Section 2 of Exhibit G to the Lease entitled “Right to Extend This Lease” shall remain in full force and effect during the extension period ending October 31, 2027 and shall apply to Tenant’s leasing of the 15326 Alton Premises pursuant to this Amendment, except that the reference in the second sentence of the first paragraph thereof to “9 months” is hereby amended to

“12 months”, and the reference to “12 months” in the second sentence of the first paragraph is hereby amended to “15 months. Tenant shall have the right to exercise its right to extend the Lease as to either the 26 Technology Premises, or the 15326 Alton Premises, or both, at its option.

G.
Signage. Effective as of the Commencement Date for the 15326 Alton Premises, and provided Tenant continues to occupy the entire 15326 Alton Premises, Tenant shall have the exclusive right to one (1) building top sign on the 15326 Alton Building for Tenant’s name and graphics in a location designated by Landlord, subject to Landlord's right of prior approval that such exterior signage is in compliance with the requirements of Section 5.2 of the Lease. All terms of said Section 5.2 shall apply to the building top signage for the 15326 Alton Building.

H.	Floor Plan of Premises. Effective as of the Commencement Date for the 15326 Alton Premises, Exhibit A-1 attached to this Amendment shall be added to Exhibit A of the Lease.

I.
Tenant Improvements for 26 Technology Premises. Tenant acknowledges that the lease of the 26 Technology Premises pursuant to this Amendment shall be on an “as-is” basis without further obligation on Landlord’s part as to improvements whatsoever, except that Landlord hereby agrees to complete the Tenant Improvements in accordance with the provisions of Exhibit X-1, Work Letter, attached hereto.

J.
Tenant Improvements for 15326 Alton Premises. Subject to Sections III.K and III.L below, Tenant acknowledges that the lease of the 15326 Technology Premises pursuant to this Amendment shall be on an “as-is” basis without further obligation on Landlord’s part as to improvements whatsoever, except that Landlord hereby agrees to complete the Tenant Improvements in accordance with the provisions of Exhibit X-2, Work Letter, attached hereto.

K.
Good Working Order Warranty. Landlord warrants to Tenant that the fire sprinkler system, lighting, heating, ventilation and air conditioning systems and electrical systems serving the Premises shall be in good operating condition as of the day the Premises are delivered to Tenant. Provided that Tenant shall notify Landlord of a non-compliance with the foregoing warranty not later than 60 days following the day the Premises are delivered to Tenant, then Landlord shall, except as otherwise provided in this Lease, promptly after receipt of written notice from Tenant setting forth the nature and extent of such non-compliance, rectify same at Landlord’s sole cost and expense (and not as a Project Cost).

L.
ADA Compliance. Landlord shall correct, repair and/or replace any existing non-compliance of the 15326 Alton Building with the provisions of Title III of the Americans With Disabilities Act (“ADA”). Said costs of compliance shall be Landlord’s sole cost and expense and shall not be part of Project Costs. Landlord shall correct, repair or replace any non-compliance of the 15326 Alton Building and the Common Areas with any revisions or amendments to applicable building codes, including the ADA, becoming effective after the execution of this Amendment, provided that the amortized cost of such repairs or replacements (amortized over the useful life thereof) shall be included as Project Costs payable by Tenant. All other ADA compliance issues which pertain to the 15326 Alton Premises, including without limitation, in connection with Tenant’s construction of any Alterations or other improvements (other than the initial Tenant Improvements) in the 15326 Alton Premises (and any resulting ADA compliance requirements in the Common Areas if Landlord shall consent to same as more particularly provided in Section 7.3 of the Lease) and the operation of Tenant’s business and employment practices in the 15326 Alton Premises, shall be the responsibility of Tenant at its sole cost and expense. The repairs, corrections or replacements required of Landlord or of Tenant under the foregoing provisions of this Section III.K shall be made promptly following notice of non-compliance from any applicable governmental agency.

M.
SDN List. Tenant hereby represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, "Tenant Parties") is listed as a Specially Designated National and Blocked Person ("SDN") on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of this Lease and Landlord shall have the right to terminate the Lease immediately upon written notice to Tenant.

IV.    GENERAL.

A.	Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.
Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C.
Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

D.
Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.
Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.
California Certified Access Specialist Inspection.  Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)).  Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises."  If Tenant requests to perform a CASp inspection of the Premises, Tenant shall, at its cost, retain a CASp approved by Landlord (provided that Landlord may designate the CASp, at Landlord’s option) to perform the inspection of the Premises at a time agreed upon by the parties.  Tenant shall provide Landlord with a copy of any report or certificate issued by the CASp (the "CASp Report") and Tenant shall, at its cost, promptly complete any modifications necessary to correct violations of construction related accessibility standards identified in the CASp Report, notwithstanding anything to the contrary in this Lease.  Tenant agrees to keep the information in the CASp Report confidential except as necessary for the Tenant to complete such modifications.

G.	Attorneys’ Fees. The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.

H.
Nondisclosure of Lease Terms. Tenant acknowledges that the content of this Amendment and any related documents are confidential information. Except to the extent disclosure is required by law, Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space-planning consultants, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under the Lease or pursuant to legal requirement.

I.
Brokers.  Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Hughes Marino, Inc. / San Diego (“Tenant’s Broker”) is the agent of Tenant exclusively.  By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker.  If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker.  By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

V.    EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD:	TENANT:

THE IRVINE COMPANY LLC,	AXONICS MODULATION TECHNOLOGIES, INC.,
a Delaware limited liability company	a Delaware corporation

By /s/ Steven M. Case	By /s/ Dan L. Dearen
Steven M. Case
Executive Vice President	Printed Name	Dan Dearen
	Title	President & CFO

By /s/ Holly McManus	By /s/ Raymond W. Cohen
Holly McManus
Vice President, Operations	Printed Name	Raymond W. Cohen
	Title	CEO

EXHIBIT A

DESCRIPTION OF 15326 ALTON PREMISES

15326 Alton Parkway
Suite 100 & 200

EXHIBIT X-1

WORK LETTER

DOLLAR ALLOWANCE

The tenant improvement work to be contracted for by Landlord hereunder ("Tenant Improvement Work") shall consist of the design and construction of all tenant improvements ("Tenant Improvements”), including work in place as of the date hereof, required for the 26 Technology Premises pursuant to the approved final Working Drawings and Specifications (as hereinafter defined). All of the Tenant Improvement Work shall be performed by a contractor selected by Landlord in a good and workmanlike manner and in accordance with the procedures and requirements set forth below.

I.    ARCHITECTURAL AND CONSTRUCTION PROCEDURES.

A.
Tenant and Landlord have approved, or shall approve within the time period set forth below, both (i) a detailed space plan for the 26 Technology Premises, prepared by Landlord's architect, which includes interior partitions, ceilings, interior finishes, interior doors, suite entrance, floor coverings, window coverings, lighting, electrical and telephone outlets, plumbing connections, heavy floor loads and other special requirements of Tenant ("Preliminary Plan"), and (ii) an estimate of the cost to complete the Tenant Improvements in accordance with the Preliminary Plan ("Preliminary Cost Estimate"), which Preliminary Cost Estimate will be based upon estimated costs provided by Landlord’s contractor. To the extent applicable, the Preliminary Plan shall include Landlord's building standard tenant improvements, materials and specifications for the Project as set forth in Schedule I attached hereto ("Building Standard Improvements"), except for changes and additions specifically requested by Tenant and approved by Landlord in writing (any such addition or variation from the Standard Improvements shall be referred to herein as a ("Non-Standard Improvement"). All Tenant requests for Non-Standard Improvements must be in writing and shall provide sufficient specifications and details for Landlord to reasonably evaluate impacts upon the Preliminary Plan and Preliminary Cost Estimate. Tenant shall approve or provide suggested revisions to the Preliminary Plan and the Preliminary Cost Estimate by signing copies of each or specifying in reasonable detail any suggested revisions thereto as hereinabove provided, and delivering each to Landlord within 5 business days of receipt thereof by Tenant. Landlord shall attempt in good faith to modify the Preliminary Plan and the Preliminary Cost Estimate to incorporate Tenant's suggested revisions in a mutually satisfactory manner.

B.
Promptly following request by Landlord or Landlord’s architect, Tenant shall provide in writing to Landlord or Landlord's architect all specifications and information requested by Landlord for the preparation of final construction documents and costing, including without limitation Tenant's final selection of paint and floor finishes, complete specifications and locations (including electrical, load and HVAC requirements) of Tenant's equipment, and details of all Non-Standard Improvements (as defined above) which have been approved by Landlord as part of the Preliminary Plan (collectively, "Programming Information"). Tenant understands that final construction documents for the Tenant Improvements shall be predicated on the Programming Information, and accordingly that such information must be accurate and complete and that any defects or problems due to incomplete or inaccurate Programming Information shall be the responsibility of the Tenant and that the Landlord shall have no obligation or liability for such defects or problems arising from any incomplete or inaccurate Programming Information. Any delays in the completion of the Tenant Improvements due to incomplete or inaccurate Programming Information shall constitute a Tenant Delay.

C.
Upon Tenant's approval of the Preliminary Plan and Preliminary Cost Estimate and delivery of the complete Programming Information, Landlord's architect and engineers shall prepare and deliver to Tenant working drawings and specifications ("Working Drawings and Specifications"), and Landlord's contractor shall prepare a final construction cost estimate ("Final Cost Estimate") for the Tenant Improvements in conformity with the Working Drawings and Specifications. Tenant shall have 5 business days from the receipt thereof to approve or disapprove the Working Drawings and Specifications and the Final Cost Estimate. Tenant shall not unreasonably withhold or delay its approval, and any disapproval or requested modification shall be limited to items not consistent with the approved Preliminary Plan or Preliminary Cost Estimate. Should Tenant disapprove the Working Drawings and Specifications or the Final Cost Estimate, such disapproval shall be accompanied by specific reasons for disapproval and a detailed list of requested revisions. Any revision requested by Tenant and accepted by Landlord, shall be incorporated into a revised set of Working Drawings and Specifications and the Final Cost Estimate, and Tenant shall approve same in writing within 5 business days of receipt without further revision.

D.
In the event that Tenant requests in writing a revision to the Working Drawings and Specifications ("Change"), and Landlord so approves such Change as provided in the Section next below, Landlord shall advise Tenant by written change order as soon as is practical of any increase in the Completion Cost such Change would cause. Tenant shall approve or disapprove such change order, if any, in writing within 2 business days following Tenant's receipt of such change order. If Tenant approves any such change order, Landlord, at its election, may either (i) require as a condition to the effectiveness of such change order that Tenant pay the increase in the Completion Cost attributable to such change order concurrently with delivery of Tenant’s approval of the change order, or (ii) defer Tenant’s payment of such increase until the date 10 business days after delivery of invoices for same. If Tenant disapproves any such change order, Tenant shall nonetheless be responsible for the reasonable architectural and/or planning fees incurred in preparing such change order. Landlord shall have no obligation to interrupt or modify the Tenant Improvement Work pending Tenant's approval of a change order, but if Tenant fails to timely approve a change order, Landlord may (but shall not be required to) suspend the applicable Tenant Improvement Work, in which event any related critical path delays because of such suspension shall constitute Tenant Delays hereunder.

E.
Landlord agrees that it shall not unreasonably withhold its consent to Tenant's requested Changes, provided that such consent may be withheld in all events if the requested Change (i) is of a lesser quality than the Tenant Improvements previously approved by Landlord, (ii) fails to conform to applicable governmental requirements, (iii) would result in the 26 Technology Premises requiring building services beyond the level Landlord has agreed to provide Tenant under the Lease, (iv) would delay construction of the Tenant Improvements and Tenant declines to accept such delay in writing as a Tenant Delay, (v) interferes in any manner with the proper functioning of, or Landlord’s access to, any mechanical, electrical, plumbing or HVAC systems, facilities or equipment in or serving the Building, or (vi) would have an adverse aesthetic impact to the 26 Technology Premises or would cause additional expenses to Landlord in reletting the 26 Technology Premises.

F.
Notwithstanding any provision in the Lease to the contrary, and not by way of limitation of any other rights or remedies of Landlord, if Tenant fails to comply with any of the time periods specified in this Work Letter, fails otherwise to approve or reasonably disapprove any submittal within the time period specified herein for such response (or if no time period is so specified, within 5 business days following Tenant's receipt thereof, fails to approve in writing the Working Drawings and Specifications or the Final Cost Estimate within the time provided herein, fails to timely deliver the Tenant’s Contribution as required hereunder, requests any Changes, furnishes inaccurate or erroneous Programming Information, specifications or other information, or otherwise delays in any manner the completion of the Tenant Improvements (including without limitation by specifying materials that are not readily available) or the issuance of an occupancy certificate (any of the foregoing being referred to in this Lease as a "Tenant Delay"), then Tenant shall bear any resulting additional construction cost or other expenses.

G.
All of the Tenant Improvements shall become the property of Landlord and shall be surrendered with the 26 Technology Premises at the expiration or sooner termination of this Lease, except that Landlord shall have the right, by notice to Tenant given at the time of Landlord's approval of the Preliminary Plan, the Working Drawings and Specifications and any Change, to require Tenant either to remove all or any of the Tenant Improvements approved in the Preliminary Plan or in the Working Drawings and Specifications or by way of such Change, to repair any damage to the 26 Technology Premises or the Common Areas arising from such removal, and to replace any Non-Standard Improvements so approved with the applicable Standard Improvement, or to reimburse Landlord for the reasonable cost of such removal, repair and replacement upon demand. Any such removals, repairs and replacements by Tenant shall be completed by the Expiration Date or sooner termination of this Lease.

H.
It is understood that all or a portion of the Tenant Improvements may be done during Tenant’s occupancy of the 26 Technology Premises. In this regard, Tenant agrees to assume any risk of injury, loss or damage to Tenant to the extent not the result of Landlord’s negligence or willful misconduct. While Landlord agrees to employ construction practices reasonably intended to minimize disruptions to the operation of Tenant’s business in the 26 Technology Premises, Tenant acknowledges and agrees that some disruptions may occur during the course of construction of the Tenant Improvements, and in no event shall rent abate as the result of the construction of the Tenant Improvements. Tenant shall pay for and cause Tenant’s furniture and other equipment to be moved as necessary (including disconnecting and reconnecting computers and telecommunications cabling equipment) so as to facilitate the Tenant Improvement Work.

I.
Tenant hereby designates Dan Dearen (“Tenant’s Construction Representative”), Telephone No. (858) 775-9218, Email: ddearen@axonicsmodulation.com, as its representative, agent and attorney-in-fact for all matters related to the Tenant Improvement Work, including but not by way of limitation, for purposes of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Tenant. The foregoing authorization is intended to provide assurance to Landlord that it may rely upon the directives and decision making of the Tenant’s Construction Representative with respect to the Tenant Improvement Work and is not intended to limit or reduce Landlord’s right to reasonably rely upon any decisions or directives given by other officers or representatives of Tenant. Any notices or submittals to, or requests of, Tenant related to this Work Letter and/or the Tenant Improvement Work may be sent to Tenant’s Construction Representative at the email address above provided. Tenant may amend the designation of its Tenant’s Construction Representative(s) at any time upon delivery of written notice to Landlord.

II.    COST OF TENANT IMPROVEMENTS

A.
Landlord shall complete, or cause to be completed, the Tenant Improvements, at the construction cost shown in the Final Cost Estimate (subject to increases for Landlord approved Changes and as otherwise provided in this Work Letter), in accordance with final Working Drawings and Specifications approved by both Landlord and Tenant.

B.
Landlord shall pay up to $204,384.00, based on $8.00 per usable square foot of the Premises ("Landlord's Maximum Contribution"), of the final “Completion Cost” (as defined below). Tenant acknowledges that the Landlord's Maximum Contribution is intended only as the maximum amount Landlord will pay toward approved Tenant Improvements, and not by way of limitation, any partitions, modular office stations, fixtures, cabling, furniture and equipment requested by Tenant are in no event subject to payment as part of Landlord’s Contribution. In the event the Completion Cost of the Tenant Improvement Work is less than the Landlord’s Maximum Contribution, Landlord’s actual contribution toward the Completion Cost ("Landlord's Contribution") shall equal such lesser amount, and, except as provided hereinbelow, Tenant shall have no right to receive any credit, refund or allowance of any kind for any unused portion of the Landlord's Maximum Contribution nor shall Tenant be allowed to make revisions to an approved Preliminary Plan, Working Drawings and Specifications or request a Change in an effort to apply any unused portion of Landlord's Maximum Contribution. Notwithstanding the foregoing, Tenant may utilize all or any portion of the Landlord’s Contribution towards the costs of the tenant improvements for the 15326 Alton Premises. It is understood and agreed that the Landlord’s Contribution shall be used no later than March 31, 2020, and that Landlord shall not be obligated to fund any portion of the Landlord’s Contribution requested after such date.

C.
Tenant shall pay any costs due to inaccurate or incomplete Programming Information and the amount, if any, by which aggregate Completion Cost for the Tenant Improvement Work exceeds the Landlord’s Maximum Contribution. The amounts to be paid by Tenant for the Tenant Improvements pursuant to this Section II.C are sometimes cumulatively referred to herein as the “Tenant’s Contribution”.

D.
The “Completion Cost” shall mean all costs of Landlord in completing the Tenant Improvements in accordance with the approved Working Drawings and Specifications and with any approved Changes thereto, including but not limited to the following costs: (i) payments made to architects, engineers, contractors, subcontractors and other third party consultants in the performance of the work, (ii) permit fees and other sums paid to governmental agencies, and (iii) costs of all materials incorporated into the work or used in connection with the work. The Completion Cost shall also include a construction management fee to be paid to Landlord or to Landlord's management agent in the amount of three percent (3%) of the Completion Cost. Unless expressly authorized in writing by Landlord, the Completion Cost shall not include (and no portion of the Landlord’s Contribution shall be paid for) any costs incurred by Tenant, including without limitation, any costs for space planners, managers, advisors or consultants retained by Tenant in connection with the Tenant Improvements.

E.
Prior to start of construction of the Tenant Improvements, Tenant shall pay to Landlord in full the amount of the Tenant's Contribution set forth in the approved Preliminary Cost Estimate or in the Final Cost Estimate (once approved by Tenant). If the actual Completion Cost of the Tenant Improvements is greater than the Final Cost Estimate because of Changes, modifications or extras not reflected on the approved Working Drawings and Specifications, or because of Tenant Delays, then Tenant shall pay all such additional costs within 10 business days after written demand for same. If Tenant defaults in the payment of any sums due under this Work Letter, Landlord shall (in addition to all other remedies) have the same rights as in the case of Tenant's failure to pay rent under the Lease, including, without limitation, the right to terminate this Lease and recover damages from Tenant and/or to charge a late payment fee and to collect interest on delinquent payments, and Landlord may (but shall not be required to) suspend the Tenant Improvement Work following such default, in which event any delays because of such suspension shall constitute Tenant Delays hereunder.

EXHIBIT X-2

WORK LETTER

DOLLAR ALLOWANCE

The tenant improvement work to be contracted for by Landlord hereunder ("Tenant Improvement Work") shall consist of the design and construction of all tenant improvements ("Tenant Improvements”), including work in place as of the date hereof, required for the 15326 Alton Premises pursuant to the approved final Working Drawings and Specifications (as hereinafter defined). All of the Tenant Improvement Work shall be performed by a contractor selected by Landlord in a good and workmanlike manner and in accordance with the procedures and requirements set forth below.

I.    ARCHITECTURAL AND CONSTRUCTION PROCEDURES.

A.
Tenant and Landlord have approved, or shall approve within the time period set forth below, both (i) a detailed space plan for the 15326 Alton Premises, prepared by Landlord's architect, which includes interior partitions, ceilings, interior finishes, interior doors, suite entrance, floor coverings, window coverings, lighting, electrical and telephone outlets, plumbing connections, heavy floor loads and other special requirements of Tenant ("Preliminary Plan"), and (ii) an estimate of the cost to complete the Tenant Improvements in accordance with the Preliminary Plan ("Preliminary Cost Estimate"), which Preliminary Cost Estimate will be based upon estimated costs provided by Landlord’s contractor. To the extent applicable, the Preliminary Plan shall include Landlord's building standard tenant improvements, materials and specifications for the Project as set forth in Schedule I attached hereto ("Building Standard Improvements"), except for changes and additions specifically requested by Tenant and approved by Landlord in writing (any such addition or variation from the Standard Improvements shall be referred to herein as a ("Non-Standard Improvement"). All Tenant requests for Non-Standard Improvements must be in writing and shall provide sufficient specifications and details for Landlord to reasonably evaluate impacts upon the Preliminary Plan and Preliminary Cost Estimate. Tenant shall approve or provide suggested revisions to the Preliminary Plan and the Preliminary Cost Estimate by signing copies of each or specifying in reasonable detail any suggested revisions thereto as hereinabove provided, and delivering each to Landlord within 5 business days of receipt thereof by Tenant. Landlord shall attempt in good faith to modify the Preliminary Plan and the Preliminary Cost Estimate to incorporate Tenant's suggested revisions in a mutually satisfactory manner. In all events, Tenant shall approve in all respects a Preliminary Plan and a Preliminary Cost Estimate (as either may have been modified as herein provided to incorporate Tenant’s suggested revisions) not later than June 30, 2019 ("Plan Approval Date"), it being understood that Tenant's failure to do so shall constitute a “Tenant Delay” (as defined below).

B.
On or before the Plan Approval Date, Tenant shall provide in writing to Landlord or Landlord's architect all specifications and information requested by Landlord for the preparation of final construction documents and costing, including without limitation Tenant's final selection of paint and floor finishes, complete specifications and locations (including electrical, load and HVAC requirements) of Tenant's equipment, and details of all Non-Standard Improvements (as defined above) which have been approved by Landlord as part of the Preliminary Plan (collectively, "Programming Information"). Tenant's failure to provide the Programming Information by the Plan Approval Date shall constitute a Tenant Delay for purposes hereof. Tenant understands that final construction documents for the Tenant Improvements shall be predicated on the Programming Information, and accordingly that such information must be accurate and complete and that any defects or problems due to incomplete or inaccurate Programming Information shall be the responsibility of the Tenant and that the Landlord shall have no obligation or liability for such defects or problems arising from any incomplete or inaccurate Programming Information. Any delays in the completion of the Tenant Improvements due to incomplete or inaccurate Programming Information shall constitute a Tenant Delay.

C.
Upon Tenant's approval of the Preliminary Plan and Preliminary Cost Estimate and delivery of the complete Programming Information, Landlord's architect and engineers shall prepare and deliver to Tenant working drawings and specifications ("Working Drawings and Specifications"), and Landlord's contractor shall prepare a final construction cost estimate ("Final Cost Estimate") for the Tenant Improvements in conformity with the Working Drawings and Specifications. Tenant shall have

5 business days from the receipt thereof to approve or disapprove the Working Drawings and Specifications and the Final Cost Estimate. Tenant shall not unreasonably withhold or delay its approval, and any disapproval or requested modification shall be limited to items not consistent with the approved Preliminary Plan or Preliminary Cost Estimate. Should Tenant disapprove the Working Drawings and Specifications or the Final Cost Estimate, such disapproval shall be accompanied by specific reasons for disapproval and a detailed list of requested revisions. Any revision requested by Tenant and accepted by Landlord, shall be incorporated into a revised set of Working Drawings and Specifications and the Final Cost Estimate, and Tenant shall approve same in writing within 5 business days of receipt without further revision.

D.
In the event that Tenant requests in writing a revision to the Working Drawings and Specifications ("Change"), and Landlord so approves such Change as provided in the Section next below, Landlord shall advise Tenant by written change order as soon as is practical of any increase in the Completion Cost such Change would cause. Tenant shall approve or disapprove such change order, if any, in writing within 2 business days following Tenant's receipt of such change order. If Tenant approves any such change order, Landlord, at its election, may either (i) require as a condition to the effectiveness of such change order that Tenant pay the increase in the Completion Cost attributable to such change order concurrently with delivery of Tenant’s approval of the change order, or (ii) defer Tenant’s payment of such increase until the date 10 business days after delivery of invoices for same, provided however, that the Tenant’s Contribution must in any event be paid in full prior to Tenant’s commencing occupancy of the 15326 Alton Premises. If Tenant disapproves any such change order, Tenant shall nonetheless be responsible for the reasonable architectural and/or planning fees incurred in preparing such change order. Landlord shall have no obligation to interrupt or modify the Tenant Improvement Work pending Tenant's approval of a change order, but if Tenant fails to timely approve a change order, Landlord may (but shall not be required to) suspend the applicable Tenant Improvement Work, in which event any related critical path delays because of such suspension shall constitute Tenant Delays hereunder.

E.
Landlord agrees that it shall not unreasonably withhold its consent to Tenant's requested Changes, provided that such consent may be withheld in all events if the requested Change (i) is of a lesser quality than the Tenant Improvements previously approved by Landlord, (ii) fails to conform to applicable governmental requirements, (iii) would result in the 15326 Alton Premises requiring building services beyond the level Landlord has agreed to provide Tenant under the Lease, (iv) would delay construction of the Tenant Improvements and Tenant declines to accept such delay in writing as a Tenant Delay, (v) interferes in any manner with the proper functioning of, or Landlord’s access to, any mechanical, electrical, plumbing or HVAC systems, facilities or equipment in or serving the 15326 Alton Building, or (vi) would have an adverse aesthetic impact to the 15326 Alton Premises or would cause additional expenses to Landlord in reletting the 15326 Alton Premises.

F.
Notwithstanding any provision in the Lease to the contrary, and not by way of limitation of any other rights or remedies of Landlord, if Tenant fails to comply with any of the time periods specified in this Work Letter, fails otherwise to approve or reasonably disapprove any submittal within the time period specified herein for such response (or if no time period is so specified, within 5 business days following Tenant's receipt thereof), fails to approve in writing both the Preliminary Plan and Preliminary Cost Estimate for the Tenant Improvements by the Plan Approval Date, fails to provide all of the Programming Information requested by Landlord by the Plan Approval Date, fails to approve in writing the Working Drawings and Specifications or the Final Cost Estimate within the time provided herein, fails to timely deliver the Tenant’s Contribution as required hereunder, requests any Changes, furnishes inaccurate or erroneous Programming Information, specifications or other information, or otherwise delays in any manner the completion of the Tenant Improvements (including without limitation by specifying materials that are not readily available) or the issuance of an occupancy certificate (any of the foregoing being referred to in this Lease as a "Tenant Delay"), then Tenant shall bear any resulting additional construction cost or other expenses, and the Commencement Date of this Lease shall be deemed to have occurred for all purposes, including without limitation Tenant's obligation to pay rent, as of the date Landlord reasonably determines that it would have been able to deliver the Premises to Tenant but for the collective Tenant Delays. Should Landlord determine that the Commencement Date should be advanced in accordance with the foregoing, it shall so notify Tenant in writing. Landlord's determination shall be conclusive unless Tenant notifies Landlord in writing, within 5 business days thereafter of Tenant's election to contest same pursuant to Section 14.7 of the Lease. Pending the outcome of such proceedings, Tenant shall make timely payment of all rent due under this Lease based upon the Commencement Date set forth in the aforesaid notice from Landlord.

G.
All of the Tenant Improvements shall become the property of Landlord and shall be surrendered with the Premises at the expiration or sooner termination of this Lease, except that Landlord shall have the right, by notice to Tenant given at the time of Landlord's approval of the Preliminary Plan, the Working Drawings and Specifications and any Change, to require Tenant either to remove all or any of the Tenant Improvements approved in the Preliminary Plan or in the Working Drawings and Specifications or by way of such Change, to repair any damage to the 15326 Alton Premises or the Common Areas arising from such removal, and to replace any Non-Standard Improvements so approved with the applicable Standard Improvement, or to reimburse Landlord for the reasonable cost of such removal, repair and replacement upon demand. Any such removals, repairs and replacements by Tenant shall be completed by the Expiration Date or sooner termination of this Lease.

H.
Landlord shall permit Tenant and its agents to enter the 15326 Alton Premises prior to the Commencement Date for the 15326 Alton Premises in order that Tenant may install its cabling and related communication equipment through Tenant’s own contractors prior to the Commencement Date for the 15326 Alton Premises. Any such work shall be subject to Landlord's prior written approval, and shall be performed in a manner and upon terms and conditions and at times satisfactory to Landlord's representative. The foregoing license to enter the Premises prior to the Commencement Date for the 15326 Alton Premises is, however, conditioned upon Tenant's contractors and their subcontractors and employees working in harmony and not interfering with the work being performed by Landlord. If at any time Landlord determines that such entry shall cause disharmony or interfere with the work being performed by Landlord, this license may be withdrawn by Landlord upon 24-hours written notice to Tenant. That license is further conditioned upon the compliance by Tenant's contractors with all requirements imposed by Landlord on third party contractors, including without limitation the maintenance by Tenant and its contractors and subcontractors of workers' compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry. The entry shall be deemed to be under all of the provisions of the Lease except as to the covenants to pay rent. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any such work being performed by Tenant, the same being solely at Tenant's risk. In no event shall the failure of Tenant's contractors to complete any work in the 15326 Alton Premises extend the Commencement Date for the 15326 Alton Premises.

I.
Tenant hereby designates Dan Dearen (“Tenant’s Construction Representative”), Telephone No. (858) 775-9218, Email: ddearen@axonicsmodulation.com, as its representative, agent and attorney-in-fact for all matters related to the Tenant Improvement Work, including but not by way of limitation, for purposes of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Tenant. The foregoing authorization is intended to provide assurance to Landlord that it may rely upon the directives and decision making of the Tenant’s Construction Representative with respect to the Tenant Improvement Work and is not intended to limit or reduce Landlord’s right to reasonably rely upon any decisions or directives given by other officers or representatives of Tenant. Any notices or submittals to, or requests of, Tenant related to this Work Letter and/or the Tenant Improvement Work may be sent to Tenant’s Construction Representative at the email address above provided. Tenant may amend the designation of its Tenant’s Construction Representative(s) at any time upon delivery of written notice to Landlord.

II.    COST OF TENANT IMPROVEMENTS

A.
Landlord shall complete, or cause to be completed, the Tenant Improvements, at the construction cost shown in the Final Cost Estimate (subject to increases for Landlord approved Changes and as otherwise provided in this Work Letter), in accordance with final Working Drawings and Specifications approved by both Landlord and Tenant.

B.
Landlord shall pay up to $2,120,365.00, based on $65.00 per usable square foot of the Premises ("Landlord's Maximum Contribution"), of the final “Completion Cost” (as defined below). Tenant acknowledges that the Landlord's Maximum Contribution is intended only as the maximum amount

Landlord will pay toward approved Tenant Improvements, and not by way of limitation, any partitions, modular office stations, fixtures, cabling, furniture and equipment requested by Tenant are in no event subject to payment as part of Landlord’s Contribution. In the event the Completion Cost of the Tenant Improvement Work is less than the Landlord’s Maximum Contribution, Landlord’s actual contribution toward the Completion Cost ("Landlord's Contribution") shall equal such lesser amount, and, except as provided hereinbelow, Tenant shall have no right to receive any credit, refund or allowance of any kind for any unused portion of the Landlord's Maximum Contribution nor shall Tenant be allowed to make revisions to an approved Preliminary Plan, Working Drawings and Specifications or request a Change in an effort to apply any unused portion of Landlord's Maximum Contribution. Notwithstanding the foregoing, Tenant may utilize a portion of the Landlord’s Contribution, not to exceed the amount of $326,210.00, based on $10.00 per rentable square foot of the Premises (the “Moving Allowance”), towards Tenant’s cost of cabling, furniture, fixtures and equipment and related moving expenses for Tenant’s move to the 15326 Alton Premises. Landlord shall reimburse Tenant for such expenses, up to the amount of the Moving Allowance, within thirty (30) days following receipt from Tenant of invoices or other reasonably detailed evidence of Tenant’s expenditure of such expenses. It is understood and agreed that the Moving Allowance shall be requested no later than March 31, 2020, and that Landlord shall not be obligated to fund any portion of the Moving Allowance requested after such date.

C.
Tenant shall pay any costs due to inaccurate or incomplete Programming Information and the amount, if any, by which aggregate Completion Cost for the Tenant Improvement Work exceeds the Landlord’s Maximum Contribution. The amounts to be paid by Tenant for the Tenant Improvements pursuant to this Section II.C are sometimes cumulatively referred to herein as the “Tenant’s Contribution”.

D.
The “Completion Cost” shall mean all costs of Landlord in completing the Tenant Improvements in accordance with the approved Working Drawings and Specifications and with any approved Changes thereto, including but not limited to the following costs: (i) payments made to architects, engineers, contractors, subcontractors and other third party consultants in the performance of the work, (ii) permit fees and other sums paid to governmental agencies, and (iii) costs of all materials incorporated into the work or used in connection with the work. The Completion Cost shall also include a construction management fee to be paid to Landlord or to Landlord's management agent in the amount of three percent (3%) of the Completion Cost. Unless expressly authorized in writing by Landlord, the Completion Cost shall not include (and no portion of the Landlord’s Contribution shall be paid for) any costs incurred by Tenant, including without limitation, any costs for space planners, managers, advisors or consultants retained by Tenant in connection with the Tenant Improvements.

E.
Prior to start of construction of the Tenant Improvements, Tenant shall pay to Landlord in full the amount of the Tenant's Contribution set forth in the approved Preliminary Cost Estimate or in the Final Cost Estimate (once approved by Tenant). If the actual Completion Cost of the Tenant Improvements is greater than the Final Cost Estimate because of Changes, modifications or extras not reflected on the approved Working Drawings and Specifications, or because of Tenant Delays, then Tenant shall pay all such additional costs within 10 business days after written demand for same. The balance of any sums not otherwise paid by Tenant shall be due and payable on or before the Commencement Date for the 15326 Alton Premises. If Tenant defaults in the payment of any sums due under this Work Letter, Landlord shall (in addition to all other remedies) have the same rights as in the case of Tenant's failure to pay rent under the Lease, including, without limitation, the right to terminate this Lease and recover damages from Tenant and/or to charge a late payment fee and to collect interest on delinquent payments, and Landlord may (but shall not be required to) suspend the Tenant Improvement Work following such default, in which event any delays because of such suspension shall constitute Tenant Delays hereunder.

Schedule I

Tenant Improvement / Interior Construction Outline Specifications (By Tenant/Tenant Allowance)

Note During preliminary walk throughs, construction management is to confirm re-use of existing building components and provide direction to: 1) match existing , or 2) provide new building standard at all remodel conditions; or 3) provide upgrade to building standard based on project team input. Each suite to be reviewed on a case-by-case basis.

Tenant Standard General Office:
CARPET
Direct glue broadloom carpet.

VINYL COMPOSITION TILE (VCT)
12” x 12” VCT Armstrong Standard Excelon.

WALLS
Standard Walls: 5/8” gypsum drywall on 2-1/2” x 25 ga. metal studs 16” o.c., floor to ceiling construction. No walls shall penetrate the grid unless required by code. All walls shall be straight, and parallel to building exterior walls. All offices and rooms shall be constructed of a standard size and tangent to a building shell or core wall.

Exterior Walls (First Generation Only): 5/8” gypsum drywall furring on 25 ga. metal studs, with R-13 insulation.

PAINT
Paint finish, one standard color to be Benjamin Moore AC-40, Glacier White, flat finish. Dark colors subject to Landlord approval.

BASE
2-1/2” Burke rubber base; straight at cut pile carpet, coved at resilient flooring and loop carpet.

RUBBER TRANSITION STRIP
Transition strip between carpet and resilient flooring to be Burke #150, color: to match adjacent V.C.T.

PLASTIC LAMINATE
Plastic laminate color at millwork: Nevamar “Smoky White”, Textured #S-7-27T.

CEILING
2x4 USG Radar Illusions #2842 scored ceiling tile, installed in building standard 9/16” or 15/16” T-bar grid. Continuous grid throughout.

LIGHTING
All spaces are to be illuminated with building standard 2 x 4 direct/indirect fixtures, approved by the Landlord.

DOORS
1-3/4” solid core, 3’’-0” x 8’-10” plain sliced white oak, Western Integrated clear anodized aluminum frames, Schlage “D” series “Sparta” latchset hardware, dull chrome finish.

OFFICE SIDELITES
All interior offices to have sidelite glazing adjacent to office entry door, 4’ wide x door height, Western Integrated clear anodized aluminum frame integral to door frame with clear tempered glass.

WINDOW COVERINGS
Vertical blinds: Mariak Industries PVC blinds at building perimeter windows, Model M-3000, Color: Light Grey.

Tenant Standard Mechanical:

HVAC
General: Exterior corner spaces with more than one exposure shall be provided with a separate zone. Conference Room (or Training Room) 20’ x 13’ or larger shall be provided with a separate zone. Exterior zone shall be limited to a single exposure and a maximum of 750 to 1000 square feet.

Campus Office Building: Interior and Exterior zone VAV boxes shall be connected to the main supply air loop. Exterior zone VAV boxes shall be provided with two-row hot water reheat coil. Interior zone shall be limited to a maximum of 2000 square feet.

Air distribution downstream of VAV boxes shall be provided complete with ductwork, 2’x2’ perforated face ceiling diffusers, 2’x2’ perforated return air grilles and air balance. All ductwork shall be sheet metal constructed per SMACNA standards and insulated per the latest Title 24 requirements.

Pneumatic thermostats with blank white cover shall be provided for each zone. Thermostats shall be located adjacent to light switch at 48” above finished floor. When the building utilizes DDC zone control, DDC system shall be Andover and installed by AAS. DDC system shall be interfaced to the existing Irvine Company network.

Tenant Improvement / Interior Construction Outline Specifications (Continued)
Tenant Standard Mechanical (continued):

Mid-Tech / Manufacturing Building: Air distribution downstream of packaged rooftop units and/or split system fan coil units shall be provided complete with ductwork, 2’x2’ perforated face ceiling diffusers, 2’x2’ perforated return air grilles and air balance. All ductwork shall be sheet metal constructed per SMACNA standards and insulated per the latest Title 24 requirements. Interior zone shall be limited to a maximum of 2500 square feet.

Packaged rooftop units and/or split system units shall be connected to existing Irvine Company Energy Management System. Thermostats shall be located adjacent to light switch at 48” above finished floor. EMS shall be Andover and installed by AAS.

New packaged rooftop units larger than 5-ton shall be provided with seismic isolation curb with minimum 1-inch spring deflection. New packaged rooftop units larger than 6.25 ton shall be provided with economizer with barometric relief damper.

Tenant Standard Fire Protection:

FIRE PROTECTION
Pendant satin chrome plated, recessed heads, adjustable canopies, minimum K factor to be 5.62, located at center of 2’ x 2’ section of scored ceiling tile. Ceiling drops from shell supply loop.

Tenant Standard Fire Sprinkler:	FIRE SPRINKLER Hard pipe to be used. Any substitutions to be submitted for Landlord review and approval prior to install. Center sprinkler head in 2x2 ceiling tile.
Tenant Standard Electrical:

ELECTRICAL SYSTEM
A 277/480 volt, three phase, four wire tenant metered distribution section will be added to main service at Main Electrical Room.

Tenant Electrical Room, located within the lease space, as directed by the Landlord, to include 277/480 volt and 120/208 volt panels, transformer, lighting control panel, as required. All newly installed panels and distribution boards shall have all branch circuit loads appropriately disaggregated per 2013 Title 24 requirements.

Standard tenant electrical capacity will be provided in the following capacity:
Lighting 277V: Minimum of 1.2 watt watts per s.f.
General 277V Power: As required to accommodate tenant loads.
HVAC Power 277/480V: As required to accommodate the HVAC equipment.
General 120/208V Power: Minimum of 8.0 watts per s.f.

LIGHTING
All spaces are to be illuminated with building standard 2’ x 4’, direct/indirect fixtures based on one (1) fixture per 96 square feet. All lighting in newly renovated areas (and associated existing areas with renovations mandated by 2013 Title 24 requirements) are to be illuminated with building standard 2’x4’ direct/indirect LED 0-10V dimmable fixtures based on (1) fixture per 96 square feet.

Fixture to be Focal Point TICLED-24-4000L-35 (FLUL-24-PS-4000L-35K-1C-VOLT-LD1-GRID TYPE-EQ-WH) - All Fixtures should be ordered via Southern California Illumination, contact rep at 949-622-3000.

Any substitutions to these fixtures must be reviewed/approved by the Landlord.

All lighting in newly renovated areas (and associated existing areas with renovations mandated by 2013 Title 24 requirements) are to be controlled by 2013 Title 24 compliant digital lighting system, complete with room controller capable of full range 0-10V LED dimming, occupancy sensors, daylight sensors (as required), and low voltage digital switches as required for each respective enclosed space. Locate switches at 48” to switch centerline. Digital control system shall be by Greengate or equal by Wattstopper. Projects in excess of 10,000 square feet shall also have demand responsive controls via input / output interface at each room controller location with applicable low voltage conductors routed to tenant electrical room for future connection to demand response system per 2013 Title 24 requirements.

Exit signs: Internally illuminated, white sign face with green text.

OUTLETS
Power: Leviton “Decora” style 15 / 20 amp 125-volt specification grade white duplex receptacle mounted vertically, 18” AFF to centerline, with a white plastic coverplate.

2013 Title 24 controlled receptacles are to be plug load controllable decorator receptacle, 15A, half control, white in color Legrand #26252CHW. Receptacle relay shall be wired to room controller in respective vicinity or enclosed space for controlled receptacle to shut off during periods of vacancy.

Tenant Improvement / Interior Construction Outline Specifications (Continued)

Tenant Standard Electrical (continued):

All furniture systems will be assumed to be a four (4) circuit / eight (8) wire configuration. All furniture system workstations are assumed to have personal computers only and will be connected at a ratio of eight (8) workstations per four (4) circuit / eight (8) wire homerun. For each four circuit homerun, the two “general” circuits shall be controlled circuits per 2013 Title 24 requirements and shall be controlled by relays connected to the room controller in respective vicinity or enclosed space for controlled receptacles in partitions to shut off during periods of vacancy.

All wall mounted furniture system communication feeds will be provided with (2) 1 ½” conduit (non-fire rated / non-insulated walls) OR (2) 1-¼” conduit (fire rated / insulated walls); a 4S/DP box and a double-gang mud ring in the wall. One (1) furniture system communication feeds will be assumed to be capable of providing enough cabling capacity for eight (8) workstations.

Power and Telecom Feeds to systems furniture by Tenant to be via walls, furred columns or ceiling J-box.

All wall mounted general communication outlets in non-fire rated / non-insulated walls will be provided a 2-gang mud ring and a pull string in the wall. All wall mounted communication outlets in fire-rated and insulated walls will be provided with ¾” conduit (voice and / or data only) OR a 1” conduit (combination voice / data), stubbed into the accessible ceiling space, 4S/DP box and a single gang mud ring in the wall. Cover plate, jacks and cables by tenant.

A single tenant telecom room will be provided with a single 4’ x 8’ backboard. An empty 2” conduit will be routed from this backboard to the building’s main telephone backboard. An empty 4” conduit sleeve will be stubbed into the accessible ceiling space.

Tenant Standard Warehouse/Shipping and Receiving (if applicable):	FLOORS Sealed concrete.

WALLS
5/8” gypsum wallboard standard partition, height and construction subject to Landlord approval. At furred walls, paint to match Benjamin Moore AC-40 Glacier White. Provide rated partition at occupancy separation, as required by code.

CEILING Exposed structure, non-painted.
WINDOWS None.
ACCESS 7’-6” H x 7’-6” W glazed service doors. Glazing is bronze reflective glass.
HVAC None.

PLUMBING
Single accommodation restroom, if required.

Sheet vinyl flooring to be Armstrong Classic Corlon “Seagate” #86526 Oyster, with Smooth White FRP panel wainscot to 48” high. Painted walls and ceiling to be Benjamin Moore AC-40 Glacier White, semi-gloss finish.

LIGHTING T5 High Bay, 2 x 4 fixtures.
OTHER ELECTRICAL Convenience outlets; surface mounted at exposed concrete walls.
SECURITY Lockable doors.